Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Installed Building Products, Inc. on Form S-1 of our report dated December 9, 2013 on the 2011 consolidated financial statements of Installed Building Products, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Columbus, Ohio

December 9, 2013